EXHIBIT 10.16
                                                                   -------------


         *OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
          COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


                                LICENSE AGREEMENT
                                -----------------

            AGREEMENT made effective as of April 1, 1993, by and between KOBRA INTERNATIONAL, LTD., T/A Nicole Miller, a New York corporation having its office and principal place of business at 525 Seventh Avenue, New York, New York 10018 (hereinafter referred to as "Licensor"); and California Design Studio, Inc. a California Corporation having its office and principal place of business at 5126 Clareton Drive, Suite 100, Agoura Hills, California 91301 (hereinafter referred to as "Licensee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, Licensor is the owner of all right, title and interest in and to the trademark "Nicole Miller," and all decorative designs and displays thereof (hereinafter collectively the "Licensed Mark"); and

            WHEREAS, the parties hereto wish to enter into an agreement for the use of the Licensed Mark in accordance with the terms and conditions hereinafter set forth:

            NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, Licensor and Licensee do hereby respectively grant, covenant, and agree as follows:

            1. Grant of License. Licensor hereby grants to Licensee, on the terms and conditions hereinafter set forth, an exclusive license (the "License"), the territory covered by this Agreement is world-wide, (hereinafter collectively referred to as the "Territory"), to use the Licensed Mark solely in connection with the manufacture, distribution, promotion and sale of eyewear, both retail (Sunwear) and ophthalmic (Eyewear) (the "Licensed Products"). All Licensed Products shall bear the Licensed Mark.

            2. Term. The term of this Agreement shall commence on the date first set forth above, and shall expire three years (3) years thereafter (the "Initial Term"). Subject to the terms set forth in Schedule A annexed hereto, this Agreement may be renewed for two Renewal Terms, as defined and set forth therein, ("First Renewal Term" - "Second Renewal Term") and the Initial Term and each renewal term are collectively referred to herein as the Term of this Agreement.

            3. Payment of Royalties.

                  (a) In consideration of the License granted and the services to be performed by Licensor hereunder, Licensee shall pay to Licensor a royalty (the "Royalty") based upon Net Sales of the Licensed Products during the Term hereof and payable each calendar quarter. For purposes of this Agreement, "Net Sales of the Licensed Products" shall mean the gross invoice price for all Licensed Products invoiced during that period, less any normal trade discounts, and less returns and all other credits, allowances, and chargebacks (said returns, credits, allowances and chargebacks hereinafter collectively "Deductions"). The parties hereto specifically agree that no offsets, reductions, credits or adjustments to the gross invoice price of the Licensed Products whatsoever shall be made in computing amounts due to Licensor under this Agreement other than as set forth in this Section 3(a).

                  (b) The Royalty payable to Licensor for each calendar quarter occurring in whole or in part within the Term of this Agreement shall be [ * ]% of Net Sales of the Licensed Products.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, for each calendar year during the Term of this Agreement, Licensee shall pay to Licensor a minimum royalty (the "Guaranteed Annual Minimum Royalty"), without offset or deduction whatsoever. The Guaranteed Annual Minimum Royalty for the Initial Term shall be $[ * ]. For the three years of the Initial Terms the Guaranteed Annual Minimum Royalty shall be paid as follows: Year One - $[ * ], Year Two - $[ * ] and Year Three - $[ * ]. The Guaranteed Annual Minimum Royalty Payment for the first Year shall be paid as follows: $[ * ] upon execution of this Agreement and the balance of $[ * ] in twelve (12) equal monthly installments of $[ * ] per month commencing on January 1, 1994. The Guaranteed Annual Minimum Royalty Payments for year two shall be paid in $[ * ] monthly installments commencing on January 1, 1995. The Guaranteed Annual Minimum Royalty Payments for year three shall be in monthly installments of $[ * ] per month commencing on January 1, 1996. Year One of this Agreement will run from April 1, 1993 through and inclusive to December 31, 1994. Thereafter, each year will be on a calendar year basis commencing on January 1st of said year.

                  (d) Within thirty (30) days after the end of each calendar quarter during the Term of this Agreement, Licensee shall furnish to Licensor a full and accurate statement showing the number, description and gross invoice price of each article of Licensed Products sold, the returns actually received, and the trade discounts, credits and allowances, and chargebacks actually granted or taken during said calendar quarter. Said statements shall be subject to verification as provided in Sections 13 and 14 below.

                  (e) In the event that, for any calendar quarter, the amount of Royalty due under this Agreement exceeds the Guaranteed Annual Minimum Royalty then, within thirty (30) days after the end of such calendar quarter, Licensee shall pay to Licensor in addition to the Guaranteed Annual Minimum Royalty for such quarter an amount equal to the excess of (i) the Royalty for said calendar quarter over (ii) the Guaranteed Annual Minimum Royalty for said calendar quarter. Any excess of Royalty over Guaranteed Annual Minimum Royalty for any year of a Term not already so paid by the end of said year shall be paid to Licensor within 30 days after the end of said year. Notwithstanding the foregoing, once Licensee has made payments of Royalty and Guaranteed Annual Minimum Royalty which equal or exceed the Guaranteed Annual Minimum Royalty for a year, Licensee shall not be required to make further payment of Guaranteed Annual Minimum Royalty for that year.

            4. Advertising.

                  (a) Licensee shall expend each year in the Territory for advertising the Licensed Products in an amount equal to[ * ]% of the Net Selling Price of the Licensed Products in said year. Monies expended by Licensee on trade show fees, space, booths or set-ups, and on showrooms (including special showrooms for the Licensed Products), co-op advertising, and promotional give-aways, shall not be considered monies spent on advertising. Licensee shall maintain records for advertising relating to the Licensed Products that are totally separate and distinct from records for advertising other items sold in its business. These records shall be available for Licensor's inspection at all reasonable times on reasonable notice during business hours.

                  (b) No later than the last day of the calendar month following the end of each Year, Licensee shall report to Licensor, in writing, the sum actually spent on advertising during that Year, including proof of payment, and shall permit Licensor to verify such sum in Licensee's and its advertising agency's books and records.

            5. Renewal Options. Provided that Licensee is not in default hereunder, Licensee shall have the option to renew this Agreement for the two Renewal Terms upon written notice to Licensee not less than 90 days' prior to the ending of the preceding Term.

            6. Required Markings. Before manufacturing or causing to be manufactured any Licensed Products, Licensee shall submit to Licensor for its approval, finished pre-production samples not less than 60 days in advance of production to permit Licensor to correct, to the extent necessary, the legends, markings and notices and the form and manner in which the Licensed Mark is to be displayed. Licensee shall display the Licensed Mark only in such form and manner as are specifically approved in writing from time to time by Licensor which approval Licensor covenants it will not unreasonably withhold. Once approved, said form and manner of display shall be deemed approved until Licensor notifies Licensee otherwise in writing.

            7. Licensor's Right to Approve all Aspects of Production, Distribution, and Sales.

                  (a) Licensee hereby grants to Licensor the right to approve the designs, packaging, workmanship, and quality of all Licensed Products to insure that all Licensed Products manufactured, sold, and distributed hereunder are consistent with the high quality standards maintained by Licensor and other licensees of Licensor in the production and sale of merchandise bearing the Licensed Mark, which approval shall not be unreasonably withheld. In addition, Licensee shall not market, sell, or distribute any Licensed Products to any persons or entities, or utilize any channels or methods of distribution, which are reasonably objected to by Licensor in a written notice delivered to Licensees. To this end, Licensee shall regularly consult with Licensor regarding all aspects of the production of the Licensed Products, as well as the markets and marketing methods in which and by which the Licensed Products are sold.

                  (b) Licensor agrees during the Term hereof not to grant licenses of the Licensed Mark to licensees who, in Licensor's reasonable opinion, will diminish the reputation and value of the Licensed Mark.

                  (c) Unless otherwise agreed, Licensee will deliver to Licensor at its offices in New York City then current samples of all Licensed Products proposed to be sold so that Licensor may assure itself of the maintenance of the quality standards required herein. The approval of Licensee shall not be withheld unreasonably and any sample submitted to Licensor which has not been disapproved in writing within twenty (20) business days after receipt by Licensor shall be deemed to have been approved. Licensee agrees that all Licensed Products will be at least equal in quality to the samples delivered or made available to Licensor and approved by Licensor. Licensor and its duly authorized representatives shall have the right from time to time to examine Licensed Products in the process of being manufactured and to inspect all facilities utilized by Licensee in connection with the manufacture of Licensed Products.

            8. Copyright and Design Rights.

                  (a) In the event Licensor provides Licensee with any designs, concepts, materials, sketches, colorations, fabrications, patterns, canvases or samples, which are not in the public domain, Licensee shall use same solely in connection with the manufacture, distribution, and sale of the Licensed Products in the Territory pursuant to this Agreement. Licensee will not, at any time, do or knowingly suffer to be done any act or thing which may adversely affect any rights of Licensor in such designs, and the like and will, at Licensor's request, do all things reasonably required by Licensor to preserve and protect said rights.

            9. Samples, Production, Sales, Administration.

            Licensee will be solely obligated to perform all of the following functions at its own cost and expense: (a) production of samples proposed by Licensee to be manufactured and sold as Licensed Products; (b) production and manufacture of Licensed Products; (c) promotion and sale of the Licensed Products; (d) dealings with factories; and (e) administration of each of the foregoing.

            10. Trademark Ownership. Licensee acknowledges Licensor's ownership of all right, title and interest in and to the Licensed Mark, and agrees not to challenge the validity and ownership thereof by Licensor. Licensee shall not at any time attempt to register the Licensed Mark or any variant thereof in its own name for its own benefit in any jurisdiction or in any place in the world. Licensee agrees that it will not directly or indirectly infringe on the Licensed Mark in its own name or for its own benefit anywhere at any time. Licensee shall immediately notify Licensor of any facts or circumstances coming to Licensee's attention regarding the possible infringement of the Licensed Mark, and Licensee shall diligently cooperate with Licensor during and after the Term hereof in prosecuting and defending any actions in connection therewith (at Licensor's expense). Licensee shall have no right to take any action with respect to the protection of the Licensed Mark without Licensor's prior written approval. Any recovery gained against any third party infringer shall be first applied against legal fees incurred in connection with such action and then allocated between Licensor and Licensee in the proportion specified by the tribunal ordering said recovery. All rights in the Licensed Mark other than those specifically granted in this Agreement are reserved by Licensor for its own use and benefit. Licensee shall cooperate with Licensor in the execution, filing and prosecution of any trademark or copyright applications that Licensor may desire to file with respect to proprietary rights of Licensor and for that purpose Licensee shall supply to Licensor from time to time, such samples, containers, labels and similar material as may be reasonably requested by Licensor. Licensee recognizes the great value of the good will associated with the Licensed Mark and that all rights to the Licensed Mark and its associated good will belong exclusively to Licensor. Licensee also recognizes that the Licensed Mark has acquired a secondary meaning to the public. Licensee agrees not to use the Licensed Mark in any manner that would derogate or detract from its reputation.

            11. Exclusivity of Right. Notwithstanding the License granted in this Agreement, Licensor retains the right to use and to grant to others the right to use the Licensed Mark for all purposes outside the Territory and, in connection with all products not included in the Licensed Products, within the Territory. Licensee realizes that it has been granted no rights to any other trademark owned or used by the Licensor. Licensor reserves the right at its option to enter into agreements with third parties prior to the termination of this Agreement pursuant to which such third parties may distribute and sell Licensed Products with the Licensed Mark thereon in the Territory after the end of the Term hereof and prior to the final collection of receipts for Licensed Products sold pursuant to this Agreement.

            12. Books and Records. Licensee shall maintain appropriate books of account in which accurate entries shall be made concerning all transactions within the scope of this Agreement, and Licensor shall have the right, through any accountant or other authorized representative of its choice, on reasonable advance notice to Licensee, to examine and copy all or part of these books of account and all other records, documents and material in the possession or under the control of Licensee with respect to the subject matter of this Agreement. All books of account and records shall be kept available by Licensee for at least three (3) years after the year to which they relate. Licensee shall also provide, upon Licensor's request, a copy of any computerized tape or disk if its sales records are maintained on magnetic media.

            13. Review and Adjustment. If, as a result of any examination of Licensee's books and records, it is determined by Licensor that any payments due to Licensor under this Agreement for any period were more than the amount actually paid for such period, Licensee promptly shall reimburse Licensor upon demand for said difference, and any dispute shall be subsequently settled by arbitration hereunder. In the event that the difference, as finally determined, is more than 25% of the amount actually due, then Licensee shall immediately reimburse Licensor upon demand for the cost of such examination. If it is determined by Licensee that any payments due to Licensor under this Agreement for any period were less than the amount actually paid to Licensor for such period, Licensee shall notify Licensor and Licensor shall immediately return the undisputed portion of said amount.

            14. Indemnity. Licensee will indemnify Licensor, its officers, directors, shareholders, employees and agents, and hold them harmless from and against any claim, suit, loss, damage, or expense (including reasonable attorneys' fees) arising out of any transactions contemplated hereby, including, but not limited to, any alleged defect in any Licensed Products produced by Licensee under this Agreement, and the manufacture, labelling, sale, distribution or advertisement of any Licensed Products by Licensee in violation of any national, state or local law or regulation except for those acts or omissions of Licensee requested by Licensor in writing. Licensor will indemnify Licensee, its officers, directors, shareholders, employees and agents, and hold them harmless from and against any claim, suit, loss, damage, or expense (including reasonable attorneys' fees) arising out of Licensor's breach of any of its obligations, covenants, representations or warranties hereunder.

            15. Insurance. Licensee shall maintain at its own expense in full force and effect at all times during the Term hereof for the benefit of Licensor as its interests may appear, with a responsible insurance carrier acceptable to Licensor, at least two million dollars ($2,000,000) of products liability insurance with respect to the Licensed Products. Licensee shall give at least sixty (60) days' prior written notice to Licensor of the cancellation of, or any substantial modification in, such insurance policy. Said insurance may be obtained for Licensor by Licensee in conjunction with a policy which covers products other than the Licensed Products. Licensee shall furnish Licensor with a with a copy of said policy and all renewals thereof, and shall deliver to Licensor within thirty (30 ) days of each premium due date evidence of payment thereof.

            16. (a) Termination for Breach. If Licensee breaches any of its obligations under this Agreement, which breach is not cured within ten (10) days after written notice from Licensor to Licensee in the case of any obligation to pay money, and after a reasonable opportunity to cure in all other cases, Licensor shall have the right, without prejudice to any other rights which Licensor may have, to immediately terminate this Agreement.

                  (b) Termination because of Licensee's Insolvency. If Licensee is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee which is not dismissed within 60 days after the filing thereof, or if Licensee makes any assignment for the benefit of its creditors, or if Licensee commits any act of bankruptcy or takes the benefit of any insolvency law, or if Licensee defaults on any obligation which is secured in whole or part by a security interest in the Licensed Products, or if a receiver is appointed for Licensee or a substantial part of its business interests, this Agreement shall automatically terminate as of the earliest date on which any of the above events occurred without prejudice to any other rights which Licensor may have. The invalidity or uneforecability of this subparagraph due to the effect of bankruptcy laws shall not affect or render any other clause of this Agreement invalid.

                  (c) Termination because of Licensor's Insolvency. If Licensor is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensor which is not dismissed within 60 days after the filing thereof, or if Licensor makes any assignment for the benefit of its creditors, or if Licensor commits any act of bankruptcy or takes the benefit of any insolvency law; or if Licensor defaults on any obligation which is secured in whole or part by a security interest in the Licensed Products, or if a receiver is appointed for Licensor or a substantial part of its business interests, this Agreement shall automatically terminate as of the earliest date on which any of the above events occurred without prejudice to any other rights which Licensee may have. The invalidity or uneforecability of this subparagraph due to the effect of bankruptcy laws shall not affect or render any other clause of this Agreement invalid.

            17. Late Charges. Any payments which are not made when due shall bear interest at the rate of 1% per calendar month (whole or any part) until paid.

            18. Effect of Termination. Upon expiration or termination of this Agreement for any reason whatsoever, all rights in the Licensed Mark shall automatically revert to Licensor. Licensee shall cease all use of the Licensed mark which have been embodied in Articles bearing the Licensed Mark, except if termination is not pursuant to Section 15 (a), then Licensee shall then have six
(6) months from the date of termination to sell out its then existing inventory of Licensed Products in accordance with the terms of this Agreement. Licensee shall account for, and pay, all amounts due hereunder not later than thirty (30) days after the close of said three (3) month period. Upon the date of termination, Licensee will promptly compute and inform Licensor of the amount of its then existing inventory of Licensed Products.

            19. (a) Representations and Warranty. The parties respectively represent and warrant to each other that they are under no legal impediment which would prevent their entering into this Agreement or consummating the transactions contemplated hereby, and each has the full power and authority to execute and perform this agreement.

            (a) (b) Relationship of Parties. Nothing contained in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners, joint venturers, or agents, and Licensee shall have no power to obligate or bind Licensor in any manner.

            20. Assignability. Neither party may assign or sublicense any or all of its rights or delegate any of its duties under this Agreement without the prior written consent of the other; except Licensee may sublease to After Six. Any other attempted assignment or sublicense in violation of this provision shall be void.

            21. Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or by registered mail, return receipt requested, to the parties at the following addresses:

            If to Licensor:                   Kobra International, Ltd
                                              525 Seventh Avenue
                                              New York, New York 10018
                                              Attn: Mr. B. Brand Konheim

            Attorney:                         Brett J. Meyer, Esq.
                                              Kreindler & Relkin, P.C.
                                              350 Fifth Avenue
                                              Suite 6500
                                              New York, New York 10118

            If to Licensee:                   California Design Studio

            with a copy to:


            22. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive or limit that party of the right thereafter to insist upon strict adherence to that term in the particular instance or any other term of this Agreement in any instance. No modification or waiver of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

            23. Governing Law; Headings. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The headings are solely for convenience of reference and shall not affect its interpretation.

            24. Arbitration.

                  (a) Any controversy arising out of or relating to this Agreement shall be resolved by arbitration in the City of New York pursuant to the rules then obtaining of the American Arbitration Association. The panel of Arbitrators appointed to settle any such controversy or claim shall consist of three (3) Arbitrators.

                  (b) The Arbitrators sitting in any such controversy shall have no power or jurisdiction to alter or modify any express provision of this Agreement or to make any award which by its terms affects any such alteration or modification.

                  (c) The parties consent to the jurisdiction of the Supreme Court of the State of New York and further consent that any demand for arbitration or any process or notice of motion or other application to the Court or a Judge thereof, in connection with the same, may be served in or out of the State of New York by registered mail or by personal service, provided a reasonable time for appearance is allowed.

                  (d) The provision for arbitration herein shall not be deemed any wavier of the rights of either party to any provisional remedy provided under New York law. It is agreed that in the event of any violation hereof, the other party hereto shall have the right to obtain a preliminary injunction enjoining any further violation of this Agreement pending arbitration.

                  (e) In the event of arbitration or legal proceedings, Licensee shall, in addition to all other damages, be liable for Kobra's reasonable attorneys' fees in such amount as the arbitrators or court deems reasonable, and the arbitrators in said arbitration, and the court in any legal proceeding, are hereby authorized to direct payment of said attorneys' fees.

            25. Complete Agreement. This Agreement contains a complete statement of all the arrangements among the parties with respect to its subject matter.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                                            KOBRA INTERNATIONAL, LTD

                                            By:  /s/
                                                 -----------------------
                                            Its   CEO

                                            CALIFORNIA DESIGN STUDIO, INC.

                                            By:  /s/
                                                 -----------------------
                                            Its   President

                                   SCHEDULE A
                                   ----------

     (a) Licensee shall have the option to renew this Agreement for an additional term of three (3) years (the "First Renewal Term") only if:

                  (i) Licensee is in compliance with all of the terms and conditions of this Agreement, both at the time the option is exercised and on the last day of the Initial Term of this Agreement; and

                  (ii) the Guaranteed Minimum Royalty for the First Renewal Term shall be $[ * ]. For the three years of the First Renewal Term the Guaranteed Annual Minimum Royalty shall be paid as follows: Year Four - $[ * ], Year Five - $[ * ], Year Six - $[ * ].

     (b) Licensee shall have the option to renew this Agreement for an additional term of three (3) years (the "Second Renewal Term") only if:

                  (i) Licensee is in compliance with all of the terms and conditions of this Agreement at the time the option is exercised and on the last day of the First Renewal Term;

                  (ii) The Guaranteed Minimum Royalty for the First Renewal Term has been paid to Licensor; and

                  (iii) The Guaranteed Minimum Royalty for the Second Renewal Term shall be $[ * ]. For the three years of the Second Renewal Term the Guaranteed Annual Minimum Royalty shall be paid as follows: Year Seven - $[ * ], Year Eight - $[ * ], Year Nine - $[ * ].

June 4, 1999



California Design Studio, Inc.
31280 Oak Crest Drive
Westlake Village, CA 91361

Signature Eyewear, Inc.
498 North Oak St.
Inglewood, CA 90302

            Re: Consent to Assignment and Waiver

Ladies/Gentleman:

            Reference is made to that certain License Agreement (the "License Agreement"), dated as of April 1, 1993, by and between Kobra International, Ltd. d/b/a Nicole Miller, a New York corporation ("Licensor") and California Design Studio, Inc. a California corporation ("Assignor"). We understand that pursuant to the terms of an Asset Purchase Agreement (the "Purchase Agreement") currently being negotiated by and among Signature Eyewear, Inc., a California corporation ("Assignee"), Assignor, certain subsidiaries of Assignor and Carlos Albert Khantzis, the sole shareholder of Assignor, it has been proposed that, effective upon the closing (the "Closing") of the transactions contemplated by the Purchase Agreement, Assignee (i) acquire certain of the assets of the Assignor, including, without limitation, the License Agreement and the rights of Assignor thereunder, and (ii) assume certain liabilities of Assignor including, without limitation, the liabilities and obligations of Assignor under the License Agreement.

            Section 20 of the License Agreement prohibits Assignor from assigning any of its rights or delegating any of its duties under the License Agreement without prior written consent.

            Effective upon and following the execution and delivery of the definitive Purchase Agreement by the parties thereto, and provided that Assignee assumes Assignor's duties under the License Agreement at the Closing, we hereby
(i) consent to the assignment by Assignor of its rights, and the delegation by Assignor of its duties, under the License Agreement to Assignee (the "Assignment") in full satisfaction of Section 20 of the License Agreement, and
(ii) agree that Assignee shall be deemed the "Licensee" under the License Agreement.

                                           Very truly yours,
                                           KOBRA INTERNATIONAL, LTD. D/B/A
                                           NICOLE MILLER, a New York Corporation

                                           By:  /s/
                                                -----------------------
                                           Its:  CEO
                                                -----------------------

December 18, 2002



Kobra International, Ltd.
d/b/a Nicole Miller
Ms. Lisa Funk, Licensing Director 525 Seventh Ave.
New York, NY 10018

                              RE: LICENSE AGREEMENT

Dear Lisa:

            Reference is made to that certain License Agreement (the "License Agreement") dated as of April 1, 1993 by and between Kobra International, Ltd. d/b/a Nicole Miller, a New York corporation ("Licensor"), and Signature Eyewear, Inc, a California corporation ("Licensee"), as successor to California Design Studio Inc.

            We propose to delete Section 5 of the License Agreement and to amend
Section 2 of the Agreement in its entirety to read as follows:

            2. Term. The term of this Agreement shall commence on the date first set forth above and shall expire on March 31, 2006. Licensee shall have the option to renew this Agreement for an additional term of three (3) years if and only if: (i) Licensee is in compliance with all of the terms and conditions of this Agreement both at the time this option is exercised and on March 31, 2006; and (ii) Licensee shall pay the Guaranteed Minimum Royalty for the three years ended March 31, 2006, which shall be $[ * ] per year.

            Please confirm your agreement to the foregoing by executing the enclosed copy of this letter and returning it to the undersigned.


Very truly yours,

SIGNATURE EYEWEAR, INC.


/s/ Michael Prince
--------------------------
Michael Prince
Chief Financial Officer



Accepted and agreed as of the date first above written.

KOBRA INTERNATIONAL, LTD.
D/B/A NICOLE MILLER



By:  /s/
    --------------------------